Exhibit 21.1

LIST OF SUBSIDIARIES

Principal subsidiary/undertaking	Jurisdiction of incorporation

Shire Pharmaceuticals Group plc	England and Wales
Shire Pharmaceuticals Limited	England and Wales
Shire Pharmaceutical Development Limited	England and Wales
Shire Pharmaceutical Contracts Limited	England and Wales
Shire Pharmaceuticals Ireland Limited	Ireland
Shire International Licensing BV	Netherlands
Shire Deutschland GmbH & Co. KG	Germany
Shire France S.A.	France
Shire Italia SpA	Italy
Shire Pharmaceuticals Iberica S.L.	Spain
Shire Finance Limited	Cayman Islands
Shire US Inc.	State of New Jersey, USA
Shire Pharmaceuticals Inc.	State of Delaware, USA
Shire LLC	State of Kentucky, USA
Shire Pharmaceuticals US Development Inc.	State of Maryland, USA
Shire Development Inc.	State of Delaware, USA
Shire Regulatory Inc.	State of Delaware, USA
Shire US Manufacturing Inc.	State of Maryland, USA
Shire BioChem Inc.	Canada
Transkaryotic Therapies, Inc.	State of Delaware, USA
TKT Europe AB	Sweden

All subsidiary undertakings of Shire plc are beneficially owned (directly or indirectly) as to 100% and are all consolidated in the consolidated financial statements of Shire plc.